Exhibit 99.1

Avon Reports First-Quarter 2014 Results

First-Quarter Revenue Down 11%; Down 3% in Constant Dollars[1]

Operating Loss $51 Million; Adjusted[1] Operating Profit $134 Million

Operating Margin (2.3)%, down from 7.1% in the First-Quarter 2013

Adjusted[1] Operating Margin 6.1%, down from 8.5% in the First-Quarter 2013

NEW YORK, NY, May 1, 2014 - Avon Products, Inc. (NYSE:AVP) today reported first-quarter 2014 results. "As I look at our first-quarter results, I’m not satisfied with our performance, but I’m encouraged by our progress," said Sheri McCoy, Chief Executive Officer of Avon Products, Inc. "We saw significant headwinds that further impacted our financial results, particularly in EMEA. However, we continue to stay the course on our plans to return Avon to sustainable, profitable growth."
First-Quarter 2014 (compared with first-quarter 2013)
For the first quarter of 2014, total revenue of $2.2 billion decreased 11%, or 3% in constant dollars. Total units decreased 6% and price/mix was up 3% during the quarter. Active Representatives² were down 4%, while average order² increased 1%.
Beauty sales declined 12%, or 4% in constant dollars. Fashion & Home sales declined 9%, or 1% in constant dollars.
First-quarter 2014 gross margin was 56.2%. Gross margin included a $116 million charge associated with highly inflationary accounting for Avon Venezuela and the Company’s move from the official exchange rate to a new foreign exchange system ("SICAD II") rate to remeasure its Venezuelan operations as of March 31, 2014. Adjusted gross margin was 61.5%, 120 basis points lower than the prior-year quarter, primarily due to the unfavorable impact of foreign exchange driven by Europe, Middle East & Africa.
Operating loss was $51 million and operating margin was (2.3)% in the quarter. Adjusted operating profit was $134 million and Adjusted operating margin was 6.1%, down 240 basis points from the first quarter of 2013. The decline in Adjusted operating margin was driven by the unfavorable impact of foreign exchange, primarily in Europe, Middle East & Africa. Adjusted operating margin was also negatively impacted by the revenue decline with respect to fixed expenses.

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First-quarter 2014’s effective tax rate from continuing operations was (18.6)%, compared with 139.4% in the first quarter of 2013. The Adjusted effective tax rate was 46.3% for the first quarter of 2014, compared with 33.8% for the first quarter of 2013. The higher 2014 Adjusted effective tax rate is primarily due to valuation allowances for deferred taxes and the country mix of earnings.

First-quarter 2014’s net loss from continuing operations was $167 million, or a loss of $0.38 per diluted share, compared with net loss from continuing operations of $12 million, or a loss of $0.03 per diluted share, for the first quarter of 2013. First-quarter 2014’s Adjusted net income from continuing operations was $52 million, or $0.12 per diluted share, compared with net income from continuing operations of $113 million, or $0.26 per diluted share, for the first quarter of 2013.
Net cash used by operating activities was $113 million for the three months ended March 31, 2014, compared with $117 million for the same period in 2013. The overall net cash used during the three months ended March 31, 2014 was $313 million, due to cash used by operating activities and a significant exchange rate impact on cash balances, primarily due to the Venezuelan currency. This compares with cash provided of $279 million for the same period in 2013, which benefited from cash inflows from financing transactions in that period.
Avon’s net debt (total debt less cash) for the first quarter of 2014 was $1.9 billion, up $299 million from the year-end 2013 level, and $239 million lower than at March 31, 2013.

Impacts from the Company’s Move from the Official Exchange Rate to the SICAD II Foreign Exchange Rate to Remeasure its Venezuelan Business

In February 2014, the Venezuelan government announced a new foreign exchange system, SICAD II, which began operating on March 24, 2014. As the SICAD II exchange rate represents the rate which better reflects the economics of Avon Venezuela's business activity, the Company is utilizing this rate to remeasure its Venezuelan operations as of March 31, 2014. At March 31, 2014, the SICAD II exchange rate was approximately 50 Bolivars to the U.S. dollar, as compared with the official exchange rate of 6.30 Bolivars to the U.S. dollar, that the Company used previously, which caused the recognition of a devaluation of approximately 88%.

•
As a result of the change to the SICAD II rate, the Company recorded an after-tax loss of $42 million ($54 million in other expense, net and a benefit of $12 million in income taxes) in the first quarter of 2014, primarily reflecting the write-down of monetary assets and liabilities. Additionally, certain non-monetary assets are carried at their U.S. historic dollar cost subsequent to the devaluation. As a result of using the U.S. historic dollar cost basis of non-monetary assets, such as inventories, these assets continue to be remeasured at the applicable rate at the time of acquisition. As a result, the Company determined that an adjustment of $116 million to cost of sales was needed to reflect certain non-monetary assets at their net realizable value, which was recorded in the first quarter of 2014. These items had an aggregate negative impact of $0.36 per diluted share.

•
Assuming a SICAD II exchange rate of approximately 50 Bolivars to the U.S. dollar for the remainder of 2014, the Company estimates an additional negative impact to 2014 operating profit and net income as a result of using the U.S. historic dollar

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cost basis of certain non-monetary assets of approximately $21 million, primarily during the second quarter of 2014.

•	Avon Venezuela's income statement for the quarter ended March 31, 2014 was remeasured at the official rate of 6.30 Bolivars to the U.S. dollar, not at the SICAD II exchange rate.

•	The use of the SICAD II exchange rate is expected to meaningfully reduce Avon Venezuela's reported revenue and Adjusted operating profit, beginning in the second quarter of 2014.

Other Adjustments to First-Quarter 2014 GAAP Results to Arrive at Adjusted Results

During the first quarter of 2014, the Company recorded costs to implement restructuring within operating profit of approximately $23 million pre-tax, or $0.04 per diluted share, primarily related to the Company’s $400M Cost Savings Initiative.

During the first quarter of 2014, the Company recorded an additional accrual related to the previously disclosed government Foreign Corrupt Practices Act ("FCPA") investigations of $46 million, or $0.11 per diluted share, within operating profit, bringing the total liability accrued at March 31, 2014 to $135 million. As further discussed in the Form 10-Q, the Company has now reached an understanding with respect to terms of settlement with each of the DOJ and the staff of the SEC, subject to authorization by the Commission, including payments of $135 million with respect to alleged violations of the books and records and internal control provisions of the FCPA, a deferred prosecution agreement with the DOJ, a compliance monitor for 18 months, which can then be replaced, if the government approves, with self-monitoring and reporting for an additional 18 months and a guilty plea by a subsidiary of the Company operating in China in connection with alleged violations of the books and records provision of the FCPA. See the Form 10-Q for additional information with respect to these matters.

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First-Quarter 2014 Regional Highlights (compared with first-quarter 2013)

Latin America
$ in millions	First-Quarter 2014
		% var. vs 1Q13
Total revenue	$1,066.7	(7)%
C$ revenue**		7%
Change in Active Representatives		(1)%
Change in units sold		(1)%
Operating loss	(43.4)	*
Adjusted operating profit	87.2	(23)%
Operating margin	(4.1)%	(1300) bps
Adjusted operating margin	8.2%	(170) bps

*Calculation not meaningful

** In 2014, the Company’s Constant $ revenue growth and Constant $ operating profit growth will not be impacted by the use of the SICAD II exchange rate for its Venezuela operations as the Company intends to apply an exchange rate of 6.30 to current and prior periods for its Venezuela operations in order to determine Constant $ growth. If the Company were to use an exchange rate of 50 for our Venezuela operations for the three months ended March 31, 2014, the region’s Constant $ revenue growth would have been 2%. As the Company updates its Constant $ rates on an annual basis, the effects of the use of the SICAD II exchange rate on the Company’s Constant $ financial performance will be reported beginning with its 2015 results.

•
First-quarter constant-dollar revenue growth was primarily due to higher average order, which benefited from pricing, including inflationary impacts, primarily in Venezuela, partially offset by a decrease in Active Representatives.

•	Brazil revenue was down 10%, or up 5% in constant dollars, primarily due to higher average order. The growth was driven by continued strength in Fashion & Home and improvement in Beauty sales.

•	Mexico revenue was down 12%, or 8% in constant dollars, primarily driven by a decrease in Active Representatives and lower average order.

•
Venezuela revenue was up 27%, or 54% in constant dollars, primarily due to higher average order, benefiting from the inflationary impact on pricing that was partially offset by a decrease in units sold.

•
Adjusted operating margin was negatively impacted by lower gross margin, primarily due to the unfavorable impact of foreign exchange. Higher net brochure costs, primarily in Venezuela, driven by inflation, and higher administrative expenses, driven by inflationary costs in Venezuela and Argentina, were also factors. These impacts were partially offset by lower field spend, primarily in Brazil.

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Europe, Middle East & Africa
$ in millions	First-Quarter 2014
		% var. vs 1Q13
Total revenue	$654.8	(11)%
C$ revenue		(5)%
Change in Active Representatives		(6)%
Change in units sold		(6)%
Operating profit	67.4	(40)%
Adjusted operating profit	69.6	(42)%
Operating margin	10.3%	(490) bps
Adjusted operating margin	10.6%	(590) bps

•	First-quarter constant-dollar revenue declined primarily due to a decrease in Active Representatives.

•
In Russia, revenue was down 23%, or 11% in constant dollars, primarily due to a decrease in Active Representatives, negatively impacted by a slowing economy, including the impact of geopolitical uncertainties.

•	U.K. revenue was up 1%, or down 6% in constant dollars, primarily due to a decrease in Active Representatives, as well as lower average order.

•	Turkey revenue was down 22%, or 3% in constant dollars, primarily due to a decrease in Active Representatives.

•
South Africa revenue was down 16%, or up 1% in constant dollars, primarily due to an increase in Active Representatives, partially offset by lower average order. The results of South Africa were negatively impacted by a postal strike during the first quarter of 2014.

•	The decrease in Adjusted operating margin was primarily due to the unfavorable impact of foreign exchange.

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North America
$ in millions	First-Quarter 2014
		% var. vs 1Q13
Total revenue	$295.7	(22)%
C$ revenue		(21)%
Change in Active Representatives		(18)%
Change in units sold		(25)%
Operating loss	(8.5)	9%
Adjusted operating loss	(2.9)	17%
Operating margin	(2.9)%	(40) bps
Adjusted operating margin	(1.0)%	(10) bps

•	First-quarter constant-dollar revenue decline was primarily due to a decrease in Active Representatives and a decline in units sold.

•	North America constant-dollar Beauty sales and Fashion & Home sales each declined 21%.

•	Cost reduction actions to move the business toward profitability almost fully offset the impact on Adjusted operating margin of the revenue decline with respect to fixed expenses.

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Asia Pacific
$ in millions	First-Quarter 2014
		% var. vs 1Q13
Total revenue	$166.4	(17)%
C$ revenue		(10)%
Change in Active Representatives		(8)%
Change in units sold		(12)%
Operating profit	7.7	(31)%
Adjusted operating profit	8.0	(50)%
Operating margin	4.6%	(100) bps
Adjusted operating margin	4.8%	(320) bps

•	First-quarter constant-dollar revenue was primarily driven by a decline in China.

•	Revenue in the Philippines was down 10%, or 1% in constant dollars, due to a decrease in Active Representatives, partially offset by higher average order.

•	Revenue in China was down 41%, or 42% in constant dollars, primarily due to a decline in the number of beauty boutiques, which negatively impacted unit sales.

•
The decline in Adjusted operating margin was primarily due to lower gross margin caused by higher obsolescence expense, as well as the unfavorable net impact of pricing and mix. The impact on margin of the revenue decline with respect to fixed expenses was also a factor.

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Global Expenses
$ in millions	First-Quarter 2014
		% var. vs 1Q13
Total global expenses	$181.2	29%
Adjusted total global expenses	135.5	(2)%
Allocated to segments	(107.1)	7%
Adjusted net global expenses	28.4	(26)%
Net global expenses	74.1	83%

•	Adjusted total global expenses decreased, primarily due to lower professional and related fees associated with the FCPA matters.

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Avon will conduct a conference call at 9:00 A.M. today to discuss the quarterly results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 23118236). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year. Please refer to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, for additional information on Avon’s results for the quarter.
Avon, the company for women, is a leading global beauty company, with $10 billion in annual revenue. As one of the world's largest direct sellers, Avon is sold through more than 6 million active independent Avon Sales Representatives. Avon products are available in over 100 countries, and the product line includes color cosmetics, skincare, fragrance, and fashion and home products, featuring such well-recognized brand names as Avon Color, ANEW, Skin-So-Soft, Advance Techniques, and mark. Learn more about Avon and its products at www.avoncompany.com.

Contacts:

INVESTORS:	MEDIA:

Amy Low Chasen	Jennifer Vargas
Natalija Jovasevic	(212) 282-5404
(212) 282-5320

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Footnotes

1 "Adjusted" items refer to financial results presented in accordance with U.S. GAAP that have been adjusted to exclude certain costs as described below, under "Non-GAAP Financial Measures." We also refer to Adjusted financial measures as Constant $ items, which are Non-GAAP financial measures as described below under "Non-GAAP Financial Measures."

² In the first quarter of 2014, we revised the definition of our "Change in Active Representatives" performance metric. The change from the previous definition is that we no longer divide the unique orders by the number of billing days. This update aligns our external performance metrics with how we internally monitor the performance of our business. The updated definition is as follows:
This metric is a measure of Representative activity based on the number of unique Representatives submitting at least one order in a sales campaign, totaled for all campaigns in the related period. To determine the change in Active Representatives, this calculation is compared to the same calculation in the corresponding period of the prior year. Orders in China are excluded from this metric as our business in China is predominantly retail. Liz Earle is also excluded from this calculation as they do not distribute through the direct-selling channel.
In addition, we have added a definition for our "Change in Average Order" performance metric, as follows:
This metric is a measure of Representative productivity. The calculation is the difference of the year-over-year change in revenue on a Constant $ basis and the Change in Active Representatives. Change in Average Order may be impacted by a combination of factors such as inflation, units, product mix, and/or pricing.

Non-GAAP Financial Measures
To supplement our financial results presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: revenue, operating profit, Adjusted operating profit, operating margin and Adjusted operating margin. We also refer to these adjusted financial measures as Constant $ items, which are Non-GAAP financial measures. We believe these measures provide investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current-year results and prior-year results at a constant exchange rate. Currency impact is determined as the difference between actual growth rates and constant-currency growth rates.

We also present gross margin, selling, general and administrative expenses as a percentage of revenue, total and net global expenses, operating profit, operating margin, income from continuing operations, earnings per share from continuing operations and effective tax rate on a Non-GAAP basis. The discussion of our segments presents operating profit and operating margin on a Non-GAAP basis. We refer to these Non-GAAP financial measures as "Adjusted." We have provided a quantitative reconciliation of the difference between the Non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. The Company uses the Non-GAAP financial measures to evaluate its operating performance and believes that it is meaningful for investors to be

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made aware of, on a period-to-period basis, the impacts of 1) costs to implement ("CTI") restructuring initiatives, 2) costs and charges related to the devaluations of Venezuelan currency in March 2014 and February 2013, combined with being designated as a highly inflationary economy ("Venezuelan special items"), 3) the additional $46 million accrual recorded for the potential settlements related to the FCPA investigations ("FCPA accrual") and 4) costs and charges related to the extinguishment of debt ("Loss on extinguishment of debt"). The Company believes investors find the Non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the Company's financial results in any particular period.

The Venezuelan special items include the impact on the Consolidated Statements of Income in 2014 and 2013, caused by the devaluations of Venezuelan currency on monetary assets and liabilities, such as cash, receivables and payables; deferred tax assets and liabilities; and non-monetary assets, such as inventories. For non-monetary assets, the Venezuelan special items include the earnings impact caused by the difference between the historical cost of the assets at the previous exchange rate and the revised exchange rate. In the first quarter of 2014, the Venezuelan special items also include an adjustment of $116 million to reflect certain non-monetary assets at their net realizable value. In 2013, the devaluation was as a result of the change in the official exchange rate, which moved from 4.30 to 6.30, and in 2014, the devaluation was caused as a result of moving from the official exchange rate to the SICAD II exchange rate of approximately 50.

The Loss on extinguishment of debt includes the impact on the Consolidated Statements of Income in the first quarter of 2013, caused by the make-whole premium and the write-off of debt issuance costs associated with the prepayment of our private notes, as well as the write-off of debt issuance costs associated with the early repayment of $380 million of the outstanding principal amount of our term loan agreement.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this release that are not historical facts or information may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "estimate," "believe," "may," "will," and similar expressions, or the negative of those expressions, may identify forward-looking statements. They include, among other things, statements regarding our anticipated or expected results, future financial performance, various strategies and initiatives (including our stabilization strategies, cost savings initiatives, multi-year restructuring programs and other initiatives and related actions), costs and cost savings, competitive advantages, impairments, the impact of currency devaluations and other laws and regulations, government investigations, internal investigations and compliance reviews, results of litigation, contingencies, taxes and tax rates, potential alliances, acquisitions or divestitures, liquidity, cash flow, uses of cash and financing, hedging and risk management strategies, pension, postretirement and incentive compensation plans, supply chain and the legal status of our Representatives. Such forward-looking statements are based on management's reasonable current assumptions, expectations, plans and forecasts regarding the Company's current or future results and future business and economic conditions more generally. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management's expectations. Such factors include, among others, the following:

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•
our ability to improve our financial and operational performance and execute fully our global business strategy, including our ability to implement the key initiatives of, and realize the projected benefits (in the amounts and time schedules we expect) from, our stabilization strategies, cost savings initiatives, multi-year restructuring programs and other initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, sales and operation planning process, outsourcing strategies, Internet platform and technology strategies, marketing and advertising strategies, information technology and related system enhancements and cash management, tax, foreign currency hedging and risk management strategies, and any plans to invest these projected benefits ahead of future growth;

•	the possibility of business disruption in connection with our stabilization strategies, cost savings initiatives, multi-year restructuring programs, or other initiatives;

•
our ability to reverse declining revenue, margins and net income, particularly in North America, and to achieve profitable growth, particularly in our largest markets such as Brazil and developing and emerging markets such as Mexico and Russia;

•
our ability to improve working capital and effectively manage doubtful accounts and inventory and implement initiatives to reduce inventory levels, including the potential impact on cash flows and obsolescence;

•
our ability to reverse declines in Active Representatives, to implement our sales Leadership program globally, to generate Representative activity, to increase the number of consumers served per Representative and their engagement online, to enhance branding and the Representative and consumer experience and increase Representative productivity through field activation programs and technology tools and enablers, to invest in the direct-selling channel, and to compete with other direct-selling organizations to recruit, retain and service Representatives and to continue to innovate the direct-selling model;

•
general economic and business conditions in our markets, including social, economic and political uncertainties in the international markets in our portfolio, such as in Russia and Ukraine, and any potential sanctions, restrictions or responses to such conditions imposed by other markets in which we operate;

•
the effect of economic factors, including inflation and fluctuations in interest rates and currency exchange rates, as well as the designation of Venezuela as a highly inflationary economy and the devaluation of its currency, the availability of various foreign exchange systems, foreign exchange restrictions, particularly currency restrictions in Venezuela and Argentina, and the potential effect of such factors on our business, results of operations and financial condition;

•
any developments in or consequences of investigations and compliance reviews, and any litigation related thereto, including the ongoing investigations and compliance reviews of Foreign Corrupt Practices Act ("FCPA") and related United States ("U.S.") and foreign law matters in China and additional countries, as well as any disruption or adverse consequences resulting from such investigations, reviews, related actions or litigation, including our ability to finalize settlements with the United States Securities and Exchange Commission ("SEC") and the United States Department of Justice ("DOJ") with regard to the ongoing FCPA investigations on terms consistent with our current understandings with the government or, if we are able to reach such final settlements, what the timing of such final settlements will be or whether the SEC settlement will be authorized by the Commission or whether each of the settlements will receive the necessary court approvals, or if we are

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unable to reach such final settlements, the outcome of any subsequent litigation with the government which could have a material adverse effect;

•
a general economic downturn, a recession globally or in one or more of our geographic regions, or sudden disruption in business conditions, and the ability of our broad-based geographic portfolio to withstand an economic downturn, recession, cost inflation, commodity cost pressures, economic or political instability, competitive or other market pressures or conditions;

•
the effect of political, legal, tax and regulatory risks imposed on us in the U.S. and abroad, our operations or our Representatives, including foreign exchange or other restrictions, adoption, interpretation and enforcement of foreign laws, including in jurisdictions such as Brazil, Russia, Venezuela and Argentina, and any changes thereto, as well as reviews and investigations by government regulators that have occurred or may occur from time to time, including, for example, local regulatory scrutiny in China;

•
the impact of changes in tax rates on the value of our deferred tax assets, and declining earnings, including the amount of any domestic source loss and the type, jurisdiction and timing of any foreign source income, on our ability to realize foreign tax credits in the U.S.;

•
competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skincare and toiletries industry, some of which are larger than we are and have greater resources;

•
the impact of the adverse effect of rising energy, commodity and raw material prices, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•	our ability to attract and retain key personnel;

•
other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations, large-scale power outages and similar events;

•	key information technology systems, process or site outages and disruptions;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

•	the impact of any significant restructuring charges or significant legal or regulatory settlements on our ability to comply with certain covenants in our debt instruments;

•	any changes to our credit ratings and the impact of such changes on our financing costs, rates, terms, debt service obligations, access to lending sources and working capital needs;

•	the impact of our indebtedness, our access to cash and financing, and our ability to secure financing or financing at attractive rates;

•	the impact of possible pension funding obligations, increased pension expense and any changes in pension regulations or interpretations thereof on our cash flow and results of operations;

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•
our ability to successfully identify new business opportunities, strategic alliances and strategic alternatives and identify and analyze alliance and acquisition candidates, secure financing on favorable terms and negotiate and consummate alliances and acquisitions, as well as to successfully integrate or manage any acquired business;

•	disruption in our supply chain or manufacturing and distribution operations;

•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

•	our ability to protect our intellectual property rights; and

•	the risk of an adverse outcome in any material pending and future litigation or with respect to the legal status of Representatives.

Additional information identifying such factors is contained in Item 1A of our 2013 Form 10-K, as updated by our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, and other reports and documents we file with the SEC. We undertake no obligation to update any such forward-looking statements.

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Percent Change
	March 31
	2014	2013
Net sales	$2,141.7	$2,407.1	(11)%
Other revenue	41.9	48.9
Total revenue	2,183.6	2,456.0	(11)%
Cost of sales	955.4	925.4
Selling, general and administrative expenses	1,279.1	1,356.6
Operating (loss) profit	(50.9)	174.0	*
Interest expense	27.5	29.4
Loss on extinguishment of debt	—	73.0
Interest income	(3.8)	(2.0)
Other expense, net	66.4	44.3
Total other expenses	90.1	144.7
(Loss) income from continuing operations, before taxes	(141.0)	29.3	*
Income taxes	(26.2)	(40.8)
Loss from continuing operations, net of tax	(167.2)	(11.5)	*
Loss from discontinued operations, net tax	—	(1.1)
Net loss	(167.2)	(12.6)
Net income attributable to noncontrolling interests	(1.1)	(1.1)
Net loss attributable to Avon	$(168.3)	$(13.7)	*
Loss per share:(1)
Basic
Basic EPS from continuing operations	$(0.38)	$(0.03)	*
Basic EPS from discontinued operations	$—	$—
Basic EPS attributable to Avon	$(0.38)	$(0.03)	*
Diluted
Diluted EPS from continuing operations	$(0.38)	$(0.03)	*
Diluted EPS from discontinued operations	$—	$—
Diluted EPS attributable to Avon	$(0.38)	$(0.03)	*

Weighted-average shares outstanding:
Basic	434.1	432.5
Diluted	434.1	432.5

* Calculation not meaningful

 (1) Under the two-class method, loss per share is calculated using net loss allocable to common shares, which is derived by reducing net loss by the loss allocable to participating securities. Net loss allocable to common shares used in the basic and diluted loss per share calculation were ($166.3) and ($13.6) for the three months ended March 31, 2014 and 2013, respectively.

AVON PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	March 31	December 31
	2014	2013
Assets
Current Assets
Cash and cash equivalents	$795.1	$1,107.9
Accounts receivable, net	632.3	676.3
Inventories	944.8	967.7
Prepaid expenses and other	689.1	689.3
Total current assets	3,061.3	3,441.2
Property, plant and equipment, at cost	2,480.2	2,484.5
Less accumulated depreciation	(1,111.7)	(1,091.2)
Property, plant and equipment, net	1,368.5	1,393.3
Goodwill	280.9	282.5
Other intangible assets, net	33.0	33.5
Other assets	1,341.2	1,341.8
Total assets	$6,084.9	$6,492.3
Liabilities and Shareholders’ Equity
Current Liabilities
Debt maturing within one year	$180.8	$188.0
Accounts payable	861.1	896.5
Accrued compensation	203.9	271.2
Other accrued liabilities	635.6	652.6
Sales and taxes other than income	191.4	186.8
Income taxes	22.8	45.4
Total current liabilities	2,095.6	2,240.5
Long-term debt	2,525.9	2,532.7
Employee benefit plans	371.7	398.0
Long-term income taxes	56.4	53.3
Other liabilities	103.8	140.3
Total liabilities	$5,153.4	$5,364.8
Shareholders’ Equity
Common stock	$187.5	$189.4
Additional paid-in-capital	2,184.5	2,175.6
Retained earnings	4,002.4	4,196.7
Accumulated other comprehensive loss	(871.1)	(870.4)
Treasury stock, at cost	(4,587.7)	(4,581.2)
Total Avon shareholders’ equity	915.6	1,110.1
Noncontrolling interests	15.9	17.4
Total shareholders’ equity	$931.5	$1,127.5
Total liabilities and shareholders’ equity	$6,084.9	$6,492.3

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Three Months Ended
	March 31
	2014	2013
Cash Flows from Operating Activities
Net loss	$(167.2)	$(12.6)
Loss from discontinued operations, net of tax	—	1.1
Loss from continuing operations	$(167.2)	$(11.5)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	47.0	55.8
Provision for doubtful accounts	50.8	51.9
Provision for obsolescence	26.4	27.1
Share-based compensation	11.5	11.8
Deferred income taxes	(10.4)	(2.7)
Charge for Venezuelan monetary assets and liabilities	53.7	34.1
Charge for Venezuelan non-monetary assets to their net realizable value	115.7	—
Other	16.1	21.5
Changes in assets and liabilities:
Accounts receivable	(41.7)	(62.7)
Inventories	(97.8)	(118.4)
Prepaid expenses and other	(41.3)	(1.0)
Accounts payable and accrued liabilities	(29.1)	(91.3)
Income and other taxes	(3.4)	(13.7)
Noncurrent assets and liabilities	(42.9)	(18.0)
Net cash used by operating activities of continuing operations	(112.6)	(117.1)
Cash Flows from Investing Activities
Capital expenditures	(29.6)	(43.5)
Disposal of assets	2.6	9.3
Purchases of investments	(5.8)	(4.2)
Proceeds from sale of investments	6.2	2.5
Net cash used by investing activities of continuing operations	(26.6)	(35.9)
Cash Flows from Financing Activities
Cash dividends	(28.7)	(26.2)
Debt, net (maturities of three months or less)	2.2	118.7
Proceeds from debt	6.0	1,485.3
Repayment of debt	(17.0)	(1,173.3)
Interest rate swap termination	—	88.1
Net proceeds from exercise of stock options	0.2	9.4
Repurchase of common stock	(6.5)	(6.8)
Net cash (used) provided by financing activities of continuing operations	(43.8)	495.2
Net cash used by operating activities of discontinued operations	—	(1.8)
Net cash used by discontinued operations	—	(1.8)
Effect of exchange rate changes on cash and equivalents	(129.8)	(61.6)
Net (decrease) increase in cash and equivalents	(312.8)	278.8
Cash and equivalents at beginning of year (1)	$1,107.9	$1,209.6
Cash and equivalents at end of period (2)	$795.1	$1,488.4

(1) Includes cash and cash equivalents of discontinued operations of $2.7 at January 1, 2013.
(2) Includes cash and cash equivalents of discontinued operations of $4.2 at March 31, 2013.

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

THREE MONTHS ENDED MARCH 31, 2014

REGIONAL RESULTS
$ in Millions	Total Revenue US$		C$	Units Sold	Price/Mix C$	Active Reps (1)	Average Order C$
		% var. vs 1Q13	% var. vs 1Q13	% var. vs 1Q13	% var. vs 1Q13	% var. vs 1Q13	% var. vs 1Q13
Latin America	$1,066.7	(7)%	7%	(1)%	8%	(1)%	8%
Europe, Middle East & Africa	654.8	(11)	(5)	(6)	1	(6)	1
North America	295.7	(22)	(21)	(25)	4	(18)	(3)
Asia Pacific (1)	166.4	(17)	(10)	(12)	2	(8)	(2)
Total from operations	2,183.6	(11)	(3)	(6)	3	(4)	1
Global and other	—	—	—	—	—	—	—
Total	$2,183.6	(11)%	(3)%	(6)%	3%	(4)%	1%

	2014 GAAP Operating (Loss) Profit US$	% var. vs 1Q13	2014 GAAP Operating Margin US$	2014 Adjusted Operating Profit (Loss) US$ (2)	2013 Adjusted Operating Profit (Loss) US$ (2)	2014 Adjusted Operating Margin (2)	2013 Adjusted Operating Margin (2)
Latin America	$(43.4)	*	(4.1)%	$87.2	$112.8	8.2%	9.9%
Europe, Middle East & Africa	67.4	(40)%	10.3	69.6	120.7	10.6	16.5
North America	(8.5)	9	(2.9)	(2.9)	(3.5)	(1.0)	(0.9)
Asia Pacific	7.7	(31)	4.6	8.0	15.9	4.8	8.0
Total from operations	23.2	(89)	1.1	161.9	245.9	7.4	10.0
Global and other	(74.1)	(83)	—	(28.4)	(38.3)	—	—
Total	$(50.9)	*	(2.3)%	$133.5	$207.6	6.1%	8.5%

CATEGORY SALES (US$)

	Consolidated
	Three months ended March 31		US$	C$
	2014	2013	% var. vs 1Q13	% var. vs 1Q13
Beauty:
Skincare (3)	$644.9	$749.7	(14)%	(7)%
Fragrance	513.2	563.4	(9)	1
Color	401.2	455.1	(12)	(4)
Total Beauty	1,559.3	1,768.2	(12)	(4)
Fashion & Home:
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	344.4	404.9	(15)	(9)
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	238.0	234.0	2	12
Total Fashion & Home	582.4	638.9	(9)	(1)
Net sales	$2,141.7	$2,407.1	(11)%	(3)%
Other revenue	41.9	48.9	(14)	(9)
Total revenue	$2,183.6	$2,456.0	(11)%	(3)%

* Calculation not meaningful
(1) In the first quarter of 2014, we revised the definition of our "Change in Active Representatives" performance metric. The change from the previous definition is that we no longer divide the unique orders by the number of billing days.

(2) For a further discussion on our Non-GAAP financial measures, please refer to our discussion of Non-GAAP financial measures in this release and reconciliations of our Non-GAAP financial measures to related GAAP financial measure in the following supplemental schedules.

(3) Skincare now includes the category formerly known as personal care.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	THREE MONTHS ENDED MARCH 31, 2014
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	FCPA accrual	Adjusted (Non-GAAP)
Cost of sales	$955.4	$—	$115.7	$—	$839.7
Selling, general and administrative expenses	1,279.1	22.7	—	46.0	1,210.4
Operating (loss) profit	(50.9)	22.7	115.7	46.0	133.5
(Loss) income from continuing operations, before taxes	(141.0)	22.7	169.4	46.0	97.1
Income taxes	(26.2)	(6.9)	(11.9)	—	(45.0)
(Loss) income from continuing operations, net of tax	$(167.2)	$15.8	$157.5	$46.0	$52.1

Diluted EPS from continuing operations	$(0.38)	$0.04	$0.36	$0.11	$0.12

Gross margin	56.2%	—	5.3	—	61.5%
SG&A as a % of revenues	58.6%	(1.0)	—	(2.1)	55.4%
Operating margin	(2.3)%	1.0	5.3	2.1	6.1%
Effective tax rate	(18.6)%				46.3%

SEGMENT OPERATING (LOSS) PROFIT
Latin America	$(43.4)	$14.9	$115.7	$—	$87.2
Europe, Middle East & Africa	67.4	2.2	—	—	69.6
North America	(8.5)	5.6	—	—	(2.9)
Asia Pacific	7.7	0.3	—	—	8.0
Global and other	(74.1)	(0.3)	—	46.0	(28.4)
Total	$(50.9)	$22.7	$115.7	$46.0	$133.5

SEGMENT OPERATING MARGIN
Latin America	(4.1)%	1.4	10.8	—	8.2%
Europe, Middle East & Africa	10.3%	0.3	—	—	10.6%
North America	(2.9)%	1.9	—	—	(1.0)%
Asia Pacific	4.6%	0.2	—	—	4.8%
Global and other	—	—	—	—	—%
Total	(2.3)%	1.0	5.3	2.1	6.1%
Amounts in the table above may not necessarily sum because the computations are made independently.

Page | 19

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	THREE MONTHS ENDED MARCH 31, 2013
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Loss on extinguishment of debt	Adjusted (Non-GAAP)
Cost of sales	$925.4	$(0.6)	$9.9	$—	$916.1
Selling, general and administrative expenses	1,356.6	20.9	3.3	—	1,332.4
Operating profit	174.0	20.3	13.3	—	207.6
Income from continuing operations, before taxes	29.3	20.3	47.3	73.0	170.0
Income taxes	(40.8)	(6.4)	16.6	(26.8)	(57.4)
(Loss) income from continuing operations, net of tax	$(11.5)	$13.9	$64.0	$46.2	$112.6

Diluted EPS from continuing operations	$(0.03)	$0.03	$0.15	$0.11	$0.26

Gross margin	62.3%	—	0.4		62.7%
SG&A as a % of revenues	55.2%	(0.9)	(0.1)		54.3%
Operating margin	7.1%	0.8	0.5		8.5%
Effective tax rate	139.4%				33.8%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$101.4	$(1.8)	$13.3		$112.8
Europe, Middle East & Africa	111.4	9.2	—		120.7
North America	(9.3)	5.8	—		(3.5)
Asia Pacific	11.1	4.8	—		15.9
Global and other	(40.6)	2.3	—		(38.3)
Total	$174.0	$20.3	$13.3		$207.6

SEGMENT OPERATING MARGIN
Latin America	8.9%	(0.2)	1.2		9.9%
Europe, Middle East & Africa	15.2%	1.3	—		16.5%
North America	(2.5)%	1.5	—		(0.9)%
Asia Pacific	5.6%	2.4	—		8.0%
Global and other	—	—	—		—%
Total	7.1%	0.8	0.5		8.5%
Amounts in the table above may not necessarily sum because the computations are made independently.

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